Exhibit 99.1

Calidi Biotherapeutics Announces Demonstrated Ability To Deliver Transient Gene Therapy (Payload) To Tumors Using Systemic Platform

SAN DIEGO, Mar. 10, 2025 (GLOBE NEWSWIRE) – Calidi Biotherapeutics Inc. (NYSE American: CLDI) (“Calidi”), a clinical-stage biotechnology company developing a new generation of targeted antitumor virotherapies, today announced promising preclinical results for its systemic RTNova platform. The platform has successfully delivered transient gene therapy payloads to targeted tumors. Additionally, Calidi’s tumor-specific virotherapy has demonstrated efficacy in killing over 60 different tumor cell lines.

The RTNova platform addresses the challenges of treating advanced-stage metastatic cancers, including lung cancer, when intratumoral administration is not feasible. Calidi designed an innovative vaccinia virus strain enveloped with a human cell membrane (extracellular enveloped virus or EEV), providing protection in the bloodstream while targeting distant tumors. Once inside the tumor, virotherapies are designed to selectively replicate and destroy tumor cells. This process induces an immune response, training the immune system to recognize and target future cancer cells. Additionally, the platform’s ability to target distant tumors allows it to act as a viral vector, delivering specific gene therapies directly to tumor sites.

New data showed that a single dose of a tumor-selective triple knockout (“3KO”) RT virus with a specific immunotherapeutic payload (undisclosed) has dramatically altered the tumor microenvironment, characterized by marked increases in CD45+ leukocytes, CD3+ and CD8+ T cells. Specifically, the leukocyte infiltration reached 80% for 3KO RT and 92% for the 3KO RT with the payload, compared to 46% for the untreated arm. These new data confirm the production of immunomodulated payload specifically at the tumor sites. These significant shifts in immune composition, driven by 3KO RT with payload, ultimately led to complete eradication of certain tumors in the preclinical model.

“Targeting tumors with a systemic virotherapy with a multimodal mechanism of action which includes direct killing of the tumors and robust activation of antitumor immune responses may revolutionize the way we approach cancer treatments. We are excited to have shown that our systemic platform can act also as a viral vector to express therapeutic genes in target tumors which will maximize the potential of the designed treatment” said Allan Camaisa, Chief Executive Officer and Chairman at Calidi Biotherapeutics. “With this breakthrough, we can use our platform to develop multiple assets for various indications, opening the door for potential partnerships opportunities.”

Calidi updated its corporate deck to include this new information and is available here.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies, are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on (i) Form S-4 filed on August 2, 2023 and the corresponding prospectus filed on August 4, 2023, and (ii) on Form S-1 filed on April 15, 2024, and the Company’s periodic reports filed with the SEC on (i) Form 10-K filed on March 15, 2024, (ii) Form 10-Q filed on May 14, 2024, (iii) Form 10-Q filed on August 13, 2024, and (iv) Form 10-Q filed on November 12, 2024. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

Corporate Communications:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com

Source: Calidi Biotherapeutics, Inc.